CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement No. 333-100561 of The Procter & Gamble Company on Form S-8 of our report dated 22 September 2011, appearing in this Annual Report on Form 11-K of The Procter & Gamble 1-4-1 Plan for the year ended 30 June 2011.

/s/ DELOITTE LLP

DELOITTE LLP
Newcastle upon Tyne, United Kingdom

22 September 2011